Exhibit 10.15

FORM OF ANNUAL BONUS PLAN

[YEAR] STORE SUPPORT CENTER (SSC) BONUS PROGRAM US-CA-AU

Program Objective

All team members and leaders play a vital role in helping Savers achieve our core purpose. The SSC Bonus Program is one way that we recognize and reward the day-to-day contributions that SSC team members make toward our success.

Annual Bonus Opportunity

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The individual bonus target for each SSC bonus eligible role is tied to job type. Your manager or Compensation can tell you what your bonus target is. If a team member moves into a job with a different bonus target during the calendar year, the annual bonus will be pro-rated based on the number of days during the calendar year in each eligible position at each target rate.

•	The plan year for bonus eligibility is the calendar year that coincides with the fiscal performance.

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The annual bonus target for salaried SSC bonus eligible team members is a percentage (%) of base salary effective the last day of the calendar year of the performance period, also considered the last day of the bonus plan year.

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For those team members who have a pro-rated bonus based on two different bonus levels (due to transfer, promotion, or demotion), the salary in effect on the last day of each bonus level will determine the bonus target for that bonus type.

Team Member Eligibility

•	Eligible Roles – Your manager will inform you if you are eligible. Temporary team members, contractors and consultants are not eligible for the SSC bonus.

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New Hires, Promotions, Transfers, Demotions – Bonuses will be pro-rated based on the number of calendar days in a bonus eligible role during the calendar year. For promotions, transfers or demotions, the new bonus opportunity will be applied effective and prorated based on the day of the change.

•	Leaves of Absence – The bonus payment is prorated based on the number of calendar days not actively at work.

•	US, CAN – not actively at work is designated by LOA (leave of absence) status in the HR system.

•	Australia – not actively at work is defined as parental leave, leave without pay, unpaid sick leave or any other long-term unpaid leave.

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Payment of the annual bonus is contingent upon the completion of audited financial results. Team members must be available to review and validate audited financial results if required in order to be eligible for payment. Terminations for gross misconduct are not eligible to receive the annual bonus. The bonus will be paid no later than March 15.

Effective January 1, [YEAR]	Page 1 of 3

Eligibility rules, job level and location information in all situations is subject to final interpretation by the Compensation department.

Savers reserves the right to re-evaluate or change plan parameters and/or cancel the plan as dictated by business objectives.

FORM OF ANNUAL BONUS PLAN

[YEAR] STORE SUPPORT CENTER (SSC) BONUS PROGRAM US-CA-AU

Bonus Metrics

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The SSC bonus payout is determined by the annual measurement of [EBITDA](1), the Savers enterprise profit definition which means Earnings Before Interest, Tax, Depreciation and Amortization. EBITDA results compared to the annual target correspond to a payout on the EBITDA portion of the SSC bonus. Savers EBITDA is also referred to as “operational EBITDA”.

•	Certain roles replace EBITDA with other profit metrics, as follows: [____].

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Some functions or departments have a functional goal in addition to EBITDA, as follows: [____]. The functional goal applies to all team members in the organization of the functional executive/director listed. If there is no functional goal, then EBITDA is the only metric for bonus determination.

(1)

Each year, the Board or Compensation Committee may adopt different performance metrics, including but not limited to those set forth herein this letter or any of the following (whether on an absolute or relative basis): net earnings (or loss) or net income (or loss); operating profit (or loss) or operating earnings (or loss); pretax earnings or income (or loss) before income taxes; earnings (or loss) per share (or adjusted); adjusted operating profit (or loss); operating profit as a % of sales; adjusted operating profit as a % of sales; share price, including growth measures and total stockholder return, and appreciation in and/or maintenance of the price of the shares of stock or any publicly traded securities of the Company; earnings (or losses), including earnings or losses before taxes, earnings (or losses) before interest and taxes (EBIT); earnings (or losses) before interest, taxes, and depreciation (EBITDA); bookings, orders, sales, or revenue, or growth in these measures, whether in general, by type of product or product line, by service, or by customer or type of customer; net income (or loss) before or after taxes and before or after allocation of corporate overhead and bonus; gross or operating margins; gross profit; return measures, including return on assets, capital, investment, equity, sales, or revenue; cash flow, including operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment, and cash flow per share; productivity ratios; expense targets or improvement in or attainment of expense levels or cost reductions; market share; financial ratios; working capital targets; cash or equivalents; implementation, completion, or attainment of measurable objectives with respect to research, development, products, or projects, recruiting and maintaining personnel, and strategic or operational objectives; completion of acquisitions of businesses or companies; completion of divestitures and asset sales; and any combination of any of the foregoing business criteria and/or on a per share basis.7

Effective January 1, [YEAR]	Page 2 of 3

Eligibility rules, job level and location information in all situations is subject to final interpretation by the Compensation department.

Savers reserves the right to re-evaluate or change plan parameters and/or cancel the plan as dictated by business objectives.

FORM OF ANNUAL BONUS PLAN

[YEAR] STORE SUPPORT CENTER (SSC) BONUS PROGRAM US-CA-AU

Bonus Calculation

•	The payout scales for profit and functional goal performance are below.

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The target bonus is calculated based on the bonus opportunity for your role(s) as described in the Annual Bonus Opportunity section, and applying the rules in the Team Member Eligibility and Bonus Metrics sections. Once the financial results are finalized, the metrics for the target bonus are paid according to the payout scales in this document.

•	The maximum bonus payment for director and executive roles is 200% of your individual bonus target.

EBITDA Payout Scale
% Plan	% Payout

Effective January 1, [YEAR]	Page 3 of 3

Eligibility rules, job level and location information in all situations is subject to final interpretation by the Compensation department.

Savers reserves the right to re-evaluate or change plan parameters and/or cancel the plan as dictated by business objectives.